Exhibit 10.13


Lease Agreement
Contract No. 99W10007-00
Date: January 28, 1999

Lessee

1. Physical Location
   DVS Korea Co., LTD.
   4th Fl. Dooin Bldg
   16-6 Soonae-dong, Boondang-ku
   Sungnam City, Kyungki-do, Korea

2. Rep. Officer
   1) Name in Full: Lee, Sung Hee
   2) ID No: 540804-1042425
   3) Residing Address: same as above

Guarantor 1
   1) Name in Full: Lee, Sung Hee
   2) ID No: 540804-1042425
   3) Current Address:
       Hyundai Apt. 310-110
       Kwangjin-dong, 484, Kwangjii-ku
       Souel, Korea

Lessor
   1) Current Address
      Hyundai Capital Co. Ltd.
      23-4 Yoioido-dong, Youngdeungpo-ku
       Souel, Korea

2. Rep. Officer
   Yoon, Myung Joong, Acting President


Article 1
LEASED ASSETS

The Lessor hereby agrees to lease to the Lessee and the Lessee agrees to accept from the Lessor the leasing of assets and/or equipments which shall hereinafter to referred to as the "Leased Assets". The phrase "Leased Assets" shall also mean to include all replacements and renewalsas well as equipment and additionss, either executed prior to or after endorsement of this Lease Agreement.

Article 2
TERM

The period covered by the first period of the Lease agreed by both parties, shall commence from the first day of issuance of a receipt, which shall hereinafter be referred to as the "Acceptance Receipt" as set fourth in
Article 5 of this lease Agreement. Without prejudice to the Lessor'r right to terminate the Lease Agreement and other applicable provisions of this Lease Agreement, the Lease shall be irrevocable for the full term hereof.

Article 3
CANCELLATION OF A CONTRACT

As a general rule, cancellation of a contract is not allowed. In case of cancellation of a contract, all of this procedure should be done by means of formal document. All expenses (including fine etc.) should be paid under mutual agreement between the Lesssee and the Lessor.

Article 4
RENEWAL OF LEASE AGREEMENT AND OPTION TO BUY LEASED ASSETS

In the event that the Lessee, within at least 2(two)months prior to the expiration of the First Period of the Lease Agreement, submits a written application to the Lessor for an extension of the Lease or to take the available option to purchase the Leased Assets, and in the event that since the date of the said application until the concludion of the First Period, the Lessee is not found to be in violation of the terms and conditions spelled out in the Lease Agreement, then the Lessee at its own option may extend the lease period or purchase the Lease Assets.

Article 5
DELIVERY OF LEASED ASSETS

The Lessee, having concluded negotiations with a seller or a supplier, who shall hereinafter be referred to as the "Seller or Supplier", shall choose the assets to be leased and used by the Lessee. The Lessee does hereby acknowledge and declare that the Lessor shall assume no responsibility for any delay in delivery failure to make delivery, by the Seller or supplier, and for any damage, the appropriatesness of a section of the Leased Assets.

At the request of the Lessee, the Lessor may arrange delivery of the Leased Assets, but the Lessee shall be responsible for and assume the costs of such delivery.

Upon receipt of the Lease Assets from the Seller or Supplier or Lessor, the Lessee shall inspect the Leased Assets as to their conditions and submit to the Lessor the Acceptance Receipt, at the latest date on the date referred.

Subject to the agreement of or approved by both parties, then the Lessor shall seek an approval from a Seller or Supplier for the delivery of the Leased Assets on the desired date and the delivery date shall be stated. In the event the Lessor is unable to obtain the aforementioned approval, then the Lessor shall notify the same to the Lessee and negotiate with the Lessee on a possible 14(fourteen)days extention effective as of the date of a notice to the effect from the Lessor. In such an occurrence, each party reserves the right to terminate the Lease Agreement and therfore, shall assume responsibility for and shall not file any claim whatsoever against each other, except for the fees referred to in Article 28 of the Lease Agreement which shall be settled immediately by the Lessee, in full and upon presentation a demand by the Lessor.

Article 6
LATE DELIVERY AND DEFECTS IN LEASE ASSETS

In the event that the Lessee suffers losses due to any delay in delivery or a failure in delivery of or a defective Leased Assets or received an asset of the wrong quality or is defective, while the Lessee has endorsed the Acceptance Receipt referred to in Article 5 of the Lease Agreement, then the Lessor agrees to transfer to the Lessee, with costs and expenses assumed by the Lessee. The Lessor's rights to seek compensation for damages from the Seller or Supplier or from another party, on the provision that the Lessor shall not be held responsible for anyfailure in claiming for such damages.

Article 7
PURCHASE PRICE

The purchase price includes the original price of the asset lease, all expenses incurred, interest and fees etc. Under this contract, only Korea Won is used as a base currency, not US Dollar. When calculating total amount of lease, a year means 365 days in use of Korea Won and 360 days is used for US Dollar.

Article 8
ALERATION TO LEASED ASSETS

The Lease is herby prohibited from executing an addition, a change, a revision to a work schedule, function or quality of the Leased Assets without the prior written approval of the Lessor.

Every addition, improvement or change to the Leased Assets, with or without the Lessor's consent, shall become part of or included in the Leased Assets.

Article 9
PAYMENT DATE AND METHOD

Total amount of lease is stated in the column(5). Under the lease agreement, the interest rate is fixed. But, in case the modification is neede, a new interest rate can be reached under mutual agreement. As stated in the column(8), the Lessee will fulfill its duty on scheduled date. But, first payment method is on by Korea Won not US Dollar under the contract.

Article 10
SECURITY DEPOSIT

In case of no security deposit rendered, this section can be disregarded.

Article 11
DEPOSIT AND PREPAID LEASE RENT

In the event that the Lessor established a certain security deposit on leasing, the paid security deposit shall be assumed and duly adhered to by the Lessee within the framework of implementing all the provisions, terms and conditions of this Lease Agreement as well as of any revisions and renewals thereto. The security deposit is non-interest bearing and cannot be computed as the Lease Rent or portions thereof and is of the purchase price referred to in Article 4 of the Lease Agreement.

SPECIAL PROVISIONS

1. Lease Interest Rate
The contract will quote the variable corporate-bond interest rate(8.48%)plus 3% for premium on the date of January 27, 1999 stated in the Korea Economic Daily.

2. Balance Due
See attachment.

1) Asset Leased-Oscilloscope etc.

2) Lessee- DVS Korea Co., Ltd.

3)Physical Location
  1)DVS Korea Co., Ltd. Sungnam City, Korea
  2)DVS Korea Co., Ltd. Chunnan Cith, Korea

4)Purchase Price- Korea Won 986,867,235.00

5)Lease Rate- 24 pmts: KW 45,778,039(PER MONTH)

6)Lease Term- January 28, 1999--January 27, 2001 (24 mos.)

7)Security Deposit: None

8)Pmt date and method: 1st Pmt: January 28, 1999

9)After the expiration of this lease contract, the asset leased will be returned to the Lessee.

10)Overdue interest Rate : 24%per annum

11)Type of Lease: Financial Lease

12)Planned Yr.
   Year 1: KW 986,868
   Year 2: KW 516,649

13)Collateral : Certificate of Deposit (Amt. of KW 103,254,794)




   27.1 Financial Data Schedule